Exhibit 99.1 Contact: Ron Lazarus, President USI ELECTRIC, INC. Division UNIVERSAL SECURITY INSTRUMENT, INC. Chicago Office: 866-874-3532, Ext.13

UNIVERSAL SECURITY INSTRUMENTS, Inc.
INTRODUCES REVOLUTIONARY PATENT-PENDING SMOKE ALARM TECHNOLOGY

OWINGS MILLS, MD. April 19, 2010: Universal Security Instruments, Inc. (NYSE AMEX: UUU) is unveiling revolutionary new smoke alarm technology at the National Hardware Show, May 4-6 at the Las Vegas Convention Center.

IoPhic™, Universal’s breakthrough Smoke Sensing Technology, uses “Advanced Smoke Recognition” to respond more quickly to smoldering fires than conventional smoke alarms, while also having superior nuisance alarm resistance.

“This technology provides up to 40 extra minutes of escape time from smoldering fires,” according to Ron Lazarus, President, USI ELECTRIC.  (The comparison is versus the maximum limits of the UL Smoldering Test Profile UL217 Figure 45.3.)  “Yet, it also recognizes the difference between burning toast and a burgeoning fire.”

According to the National Fire Protection Association, nuisance alarms are the leading cause of disabled smoke alarms.  About two-thirds of fire deaths occur in homes without a functioning smoke alarm, according to firesafety.gov.

“We believe this technology will keep more smoke alarms in place, performing their life saving job,” Lazarus said.

The National Fire Protection Association has also long recommended both ionization and photoelectric smoke alarm technologies to be used in the home for optimum response to both fast flaming and slow smoldering fires.  Universal’s “Iophic™”, technology utilizes a single sensor to achieve optimum protection, making it more affordable than a dual sensor alarm, and even more affordable than most competitor’s stand-alone photoelectric alarms.

Universal’s new smoke alarms include a Patent-Pending microprocessor which provides the following features:

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Automatic sensitivity calibration: Sensitivity is auto calibrated during production, eliminating sensitivity inconsistencies which can potentially cause nuisance alarms.  The majority of our competitors use a manual process.

•	Ambient Condition Compensation: Automatically adjusts sensitivity with changes in temperature and humidity, further reducing the potential of nuisance alarms.

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Corporate Office:  11407 Cronhill Drive, Suite A, Owings Mills, MD 21117
www.usielectric.com                                           www.universalsecurity.com

•	Self Diagnostics: Performs a status check once a minute providing assurance the alarm is continuously functioning properly.

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Smoke Alarm End-of-Service Life Notification:  This is the industry’s first stand-alone smoke alarm to notify the consumer after the alarm has been in service ten years.  Combination smoke/carbon monoxide devices also provide the seven year end-of-life signal for the carbon monoxide alarm.

This microprocessor also enables Universal to be the only source for a unique, new “4 in 1” alarm.  In addition to responding to fast flaming and slow smoldering fires, the new IoPhic™ product line detects threats from carbon monoxide and natural gas.

There are 3 products in the Iophic™ product line, and 14 other Universal products which include the patent-pending microprocessor (M-Series) with one or more of the features mentioned above. All meet applicable UL Standards and are expected to ship by August 2010.

Headquartered in Owings Mills, Maryland, Universal Security Instruments has been manufacturing smoke and carbon monoxide alarms and other home safety products for more than 40 years.  Products are marketed under the Universal Security Instruments and USI ELECTRIC brands.

Universal Security Instruments will be at Booth 5212.  These new alarms are on display in the new product showcase area.
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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

Corporate Office:  11407 Cronhill Drive, Suite A, Owings Mills, MD 21117
www.usielectric.com                                           www.universalsecurity.com